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Writer's Direct Dial:     260/455-3917
Telefax Number:           260/455-5135


December 17, 2004

VIA EDGAR
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Lincoln Life & Annuity Company of New York
100 Madison Street, Suite 1860
Syracuse, NY 13202


Re:      Lincoln New York Account N for Variable Annuities
         Lincoln ChoicePlus Momentum Income Option
         (File Nos. 811-09763; 333-119531)


Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln New York Account N for Variable Annuities (the "Account"), a segregated account of Lincoln Life & Annuity Company of New York ("Lincoln New York"), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln New York.

I consent to the filing of this Opinion as an exhibit to the Account's Pre-Effective Registration Statement on Form N-4.


Sincerely,

/s/ Mary Jo Ardington

Mary Jo Ardington
Senior Counsel
The Lincoln National Life Insurance Company